Exhibit 99.1
W HOLDING COMPANY, INC.
THE BANK HOLDING COMPANY OF
WESTERNBANK PUERTO RICO
NOTIFIED BY NYSE OF NON-COMPLIANCE
WITH A CONTINUED LISTING STANDARD
MAYAGUEZ, Puerto Rico, July 24, 2008 — W Holding Company, Inc. (NYSE: WHI), the bank holding company for Westernbank Puerto Rico (the “Company”), today announced that it has been notified by the New York Stock Exchange, Inc. (“NYSE”) that the Company is not in compliance with NYSE Listed Company Manual Section 802.01C because the average closing price of the Company’s common stock has been less than $1.00 for 30 consecutive trading days. Accordingly, the Company is subject to the procedures specified in Section 802.01C, which provides, among other things, that the Company must bring its share price and average share price back above $1.00 within six months following receipt of notification of noncompliance. If at the expiration of the six month cure period, the Company’s share price and average share price over the preceding 30 trading days do not exceed $1.00, the NYSE will commence suspension and delisting proceedings.
Forward Looking Statements
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. For a discussion of these and other risks and uncertainties, please refer to Item 1A of the Company’s Annual Report on Form 10-K for the most recently completed fiscal year. Except as required by applicable securities laws, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
About the Company
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating through 56 full-fledged branches (including 20 Expresso of Westernbank branches), including 33 in the southwestern region of Puerto Rico, 7 in the northeastern region, 14 in the San Juan Metropolitan area and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet. W Holding Company, Inc. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.
You may contact Mr. Vixson Baez, with appropriate questions regarding this press release at (787) 834-8000 ext. 5535, or via email at vixson.baez@wbpr.com or westernbank@wbpr.com; or visit http://www.wholding.com.